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                                                                   EXHIBIT 10.44


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of August 13, 1999, by and between Stephen Wike ("Employee"), 17805 Battle Creek Court, Hamilton, VA 20158, and Crosswalk.com, Inc., a Delaware business corporation with its principal place of business at 4206F Technology Court, Chantilly, VA 20151 ("CROSSWALK"), each a "party" and collectively the "parties." In consideration of the Plan of Reorganization and Agreement, entered into on or about the date hereof by and among CROSSWALK, Wike Associates, Inc. and Employee, and the employment of Employee by CROSSWALK, CROSSWALK and Employee hereby agree as follows:

1. Employment, Complete Agreement, and Modification. CROSSWALK agrees to employ Employee and Employee agrees to be employed by CROSSWALK on the terms and conditions set forth herein. This Agreement supersedes all previous representations, either written or oral, between the parties. No provision of this Agreement may be modified except by a writing signed by both parties.

2. Position. Subject to the Bylaws of CROSSWALK and to the direction of the CEO and President of CROSSWALK, Employee shall serve as Editor-in-Chief for Crosswalk.com, performing such duties and carrying out such responsibilities related to management of content provided on Crosswalk.com and other CROSSWALK owned and operated Web sites, along with oversight of the Ministry Values for Growing Churches (MVGC) mail packet business, and other tasks as may be assigned from time to time by the CEO and President. As a bona fide occupational qualification for this position, Employee will subscribe to the Statement of Faith as stated in Article XIII, Section 2 of the Bylaws of CROSSWALK. The Board shall either vote, or recommend to the shareholders of CROSSWALK, as appropriate, that during the Term of this Agreement, Employee be nominated for election as a director at each meeting of shareholders held for the election of directors.

3. Compensation. During the Term of this Agreement, CROSSWALK shall pay to Employee for all his services a base salary in periodic installments in accordance with CROSSWALK's usual practice for its similarly situated employees, at an annual rate of $180,000.

4. Incentive Compensation. In addition to the compensation provided in Section 3, Employee shall be entitled to receive payments under a CROSSWALK incentive compensation plan, the terms of which will be mutually agreed upon within 90 days of the date of this Agreement. It is understood that this plan will provide for an opportunity to generate an additional $50,000 in annualized compensation, to be retroactively effective to the date of this Agreement. Any incentive compensation which is not deductible, in the opinion of CROSSWALK's counsel, under Section 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted.

5. Benefits. During the Term of this Agreement:

     5.1.Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to Employee and CROSSWALK.

     5.2.CROSSWALK shall provide paid accident and health insurance for Employee and his family comparable to that which CROSSWALK provides for other CROSSWALK employees and their families.

     5.3.CROSSWALK shall obtain at its expense (subject to Employee's insurability) an insurance policy on the life of Employee, adjusted at policy anniversary date, subject to the last sentence of this Section 5.3, in the minimum face amount of Employee's current annual base salary. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries
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     from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and CROSSWALK shall not retain any benefit therein.

     5.4.Employee shall be entitled to sick leave benefits in accordance with the customary policies of CROSSWALK for its executive officers, but in no event less than one (1) week per year. In the event of Employee's Disability, CROSSWALK shall provide disability insurance that shall provide for the payment of Employee's annualized salary at the time of the Disability, for a period of not less than one (1) year from the date of Disability. For purposes of this Agreement, "Disability" shall mean a written determination by a physician mutually agreeable to CROSSWALK and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of Editor-in-Chief under this Agreement and that such disability has continued for ninety (90) days and can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period.

     5.5.In addition to the vacation provided pursuant to Section 5.1 hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days consistent with CROSSWALK's employment policies.

     5.6.Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by CROSSWALK or the Board for similarly situated employees of CROSSWALK) in performing services hereunder.

     5.7.Employee shall be eligible to participate in benefits not inconsistent or duplicative of those set forth in this Section 5 as CROSSWALK shall establish or maintain for its employees or executives generally. Employee shall be solely responsible for any applicable income taxes relating to benefits provided under this Section 5.

6. Term and Termination. The Term of this Agreement shall begin on the date of execution stated above and shall continue until this Agreement is terminated by either party as provided herein. Either party may terminate this Agreement and Employee's employment hereunder at any time, with or without cause, upon thirty
(30) days prior written notice of termination to the other party. CROSSWALK may terminate this Agreement without notice if it determines, in its sole but reasonable discretion, that employee has engaged in substantial misconduct including, but not limited to, willfully disregarding CROSSWALK's interests, violating employee rules, or disregarding standards of behavior, i.e., for "cause."

7. Severance. Upon termination of his employment by CROSSWALK without cause, as defined in Section 6 above, and execution of a termination agreement, Employee shall continue to receive as severance his current base salary and such benefits as are provided under Sections 5.2 and 5.3 for an additional six (6) months.

8. Protective Covenant. During the period of his employment by CROSSWALK, Employee shall: (8.1) to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for CROSSWALK and its subsidiaries and affiliates; and (8.2) not acquire, assume, or participate in, directly or indirectly, any position, investment, action or interest adverse or antagonistic to CROSSWALK, its business or prospects, financial or otherwise.

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9. Conciliation. The parties agree that any claim or dispute arising from or related to this Agreement shall be settled by biblically based mediation and, if necessary, legally binding arbitration in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation, 1537 Avenue D, Suite 352, Billings, MT 59102. Judgment upon an arbitration decision may be entered in any court otherwise having jurisdiction. These methods shall be the sole remedy for any controversy or claim arising out of this Agreement and the parties expressly waive their respective right to file a lawsuit in any civil court against one another for such disputes, except to enforce an arbitration decision. The parties agree that any claim or dispute hereunder shall expire if not brought within one (1) year of arising. Any claim or dispute arising from or related to Section 10 hereof, Noncompetition and Proprietary Information Agreement, between CROSSWALK and Employee, or any subsequent noncompetition, nonsolicitation, confidentiality, and/or proprietary information agreement or covenant between CROSSWALK and Employee, shall not be subject to this Section 9.

10.  Noncompetition and Proprietary Information Agreement.

     10.1 Except with the prior written consent of the Board of Directors of CROSSWALK (the "Board"), for a period of five (5) years from the date of the closing on the Plan and Reorganization Agreement referred to above, Employee shall not participate, directly or indirectly, as an employee, owner, stockholder, joint venturer, subcontractor, supplier, manager, partner, agent, consultant, representative or otherwise, in any business, firm or corporation that manufactures, produces, sells, leases or otherwise provides any products or services similar to, or directly or indirectly competitive with, the products and services of the Acquired Business or attempt to solicit business or customers from the Acquired Business (as that term is defined in the Plan and Reorganization Agreement). This
     Section 10.1 shall terminate, however, if CROSSWALK, its successors and assigns, shall cease to do business in any form.

     10.2 All ideas, concepts, information, and written material disclosed by CROSSWALK to Employee, or acquired from a customer or prospective customer of CROSSWALK, are and shall remain, during employment with CROSSWALK and for a period of five (5) years from the date of the closing on the Plan of Reorganization and Agreement, the sole and exclusive property and proprietary information of CROSSWALK or such customers, and are disclosed in confidence by CROSSWALK or permitted to be acquired from such customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of CROSSWALK's business.

     10.3 Employee agrees to hold as CROSSWALK's property all trade secrets, processes, proprietary information, know-how, memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures, and other data, and all copies thereof and therefrom, in any way relating to CROSSWALK's business and affairs, whether made by him or otherwise coming into his possession ("Confidential Information") and on termination of his employment, or demand of CROSSWALK at any time, to deliver to CROSSWALK all tangible copies of Confidential Information. Employee recognizes and acknowledges that CROSSWALK's Confidential Information are valuable, special, and unique assets of CROSSWALK's business, access to and knowledge of which are essential to the performance of the Employee's duties under the Employment Agreement with CROSSWALK. Employee will not, during or after the term of his employment by CROSSWALK, in whole or in part,

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     disclose such Confidential Information to any person or entity for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for his own purposes or for the benefit of any person or entity (except CROSSWALK) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such Confidential Information that are then in the public domain (provided that Employee was not directly responsible for such Confidential Information entering the public domain without CROSSWALK's consent). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide CROSSWALK with prompt notice of such requirement, prior to making any disclosure, so that CROSSWALK may seek an appropriate protective order. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as through each such person or entity were bound hereby.

     10.4 Any and all inventions, discoveries, improvements, processes, apparatus, methods, designs, records, files, drawings, documents, equipment, or other scientific, literary or artistic creations (collectively "Creations") that Employee has invented, discovered, conceived, originated, or made, or may invent, discover, conceive, originate, or make, by himself or in conjunction with any other person or entity, during the period of his employment by CROSSWALK in any way, directly or indirectly, connected with CROSSWALK's business shall be the sole and exclusive property of CROSSWALK. Employee agrees that all copyrightable works created by Employee or under CROSSWALK's direction in connection with CROSSWALK's business are "works made for hire" and shall be the sole and complete property of CROSSWALK, and that any and all copyrights to such works belong to CROSSWALK. To the extent such works are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to CROSSWALK without further compensation. Employee agrees to disclose to CROSSWALK every patent application, notice of copyright, or other action taken by Employee or any assignee or affiliate to protect intellectual property during the twelve (12) months following termination of Employee's employment with CROSSWALK, for whatever reason, so that CROSSWALK may determine whether to assert a claim under this section or any other provisions of hereof.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Virginia without regard to principles of conflict of laws.

12. Severability. Should any provision or clause of this Agreement be held to be void, invalid, or unenforceable, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity.

13. Assignment. This Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of CROSSWALK, but, except as to any such successor of CROSSWALK, neither this Agreement nor any rights or benefits hereunder may be assigned by either party without the prior written consent of the other party.

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14. Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or send by prepaid express delivery service, to the party to receive such notice at its address set forth at the beginning of this Agreement or at such other address as a party may be notice specify to the other.

15. No Conflicting Obligations. Each party represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way violate, interfere, or conflict with the performance to be rendered under this Agreement.

16. Agreement Read, Understood, and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of CROSSWALK.

17. Severability; No Waiver. Should any provision or clause of this Agreement be held to be void, invalid, or unenforceable, the remaining provisions of this Agreement shall not be affected and shall continue in effect and the invalid provision shall be deemed modified to the least degree necessary to remedy such invalidity. If any tribunal of competent jurisdiction construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such tribunal shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The failure of either party to partially or fully exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

18. Assignment. This Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of CROSSWALK, but, except as to any such successor of CROSSWALK, neither this Agreement nor any rights or benefits hereunder may be assigned by either party without the prior written consent of the other party.


IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

STEPHEN WIKE                               CROSSWALK.COM, INC.



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Stephen Wike                               William M. Parker
("Employee")                               Chief Financial Officer and President



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